Exhibit 10.1

EXECUTION VERSION

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ROYALTY PURCHASE AGREEMENT

dated as of April 7, 2019

between

ARONORA, INC., as Seller,

and

XOMA (US) LLC, as Purchaser

TABLE OF CONTENTS

(continued)

i

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

TABLE OF CONTENTS

(continued)

EXHIBIT LIST:
Exhibit A	Bill of Sale
Exhibit B	Form of Bayer Consent
Exhibit C	Protective Rights Agreement
Exhibit D	Intellectual Property Matters
Exhibit E	Bayer License Agreement and Applicable Agreements

ii

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

ROYALTY PURCHASE AGREEMENT

This ROYALTY PURCHASE AGREEMENT (this “Agreement”) dated as of April 7, 2019 (the “Effective Date”), is between ARONORA, INC., an Oregon corporation with its principal place of business at 4640 SW Macadam Avenue, Suite 200A, Portland, Oregon 97239 (“Seller”), and XOMA (US) LLC, a Delaware limited liability company with its principal place of business at 2200 Powell Street, Suite 310, Emeryville, California 94608 (“Purchaser”).

W I T N E S E T H:

WHEREAS, pursuant to the Bayer License Agreement, Seller has the right to receive certain royalty and other future milestone payments from Bayer based on the achievement of certain clinical, regulatory and development milestones and Bayer Net Sales arising from the sale of Bayer Licensed Products (in each case, as defined below); and

WHEREAS, Seller desires to sell, assign, transfer, convey and grant to Purchaser, free and clear of all liens and encumbrances, and Purchaser desires to purchase, acquire and accept from Seller, the Subject Assets (as defined below), upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto (each a “Party,” and collectively, the “Parties”) covenant and agree as follows:

Article I
DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1Defined Terms. The following terms, as used herein, shall have the following respective meanings:

“[*]” means [*].

“[*]” means [*], which is a “[*]” in the Bayer License Agreement.

“[*]” means [*], [*]

“Adverse Change” means any event, circumstance or change that could reasonably be expected to result, individually or in the aggregate, in a material adverse effect on (a) the legality, validity or enforceability of any of the Transaction Documents, the License Agreements or the first-priority security interest granted pursuant to Section 2.1(d), (b) the right or ability of Seller or Purchaser, as the case may be, to perform any of its obligations under any of the Transaction Documents to which it is a party, (c) the right or ability of Seller to exercise any of its rights under any License Agreement, (d) the right or ability of Seller or Purchaser to consummate the transactions contemplated hereunder or under any of the other Transaction Documents to which it is a party, (e) the rights or remedies of either Party under any of the Transaction Documents or under any License Agreement, (f) the timing, amount or duration of the Purchased Payments or the right of Purchaser to receive the Purchased Payments, (g) the Subject Assets or (h) the Product IP Rights.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

“[*]” means [*], which is a “[*]” in the Bayer License Agreement.

“[*]” means [*], which is a “[*]” in the Bayer License Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Applicable Agreements” means the [*] License Agreement, the [*] License Agreements, and the [*] License Agreement.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; or (d) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from entry thereof; provided that in the case of an involuntary petition, such Person has not challenged such petition within 90 days thereof.

“Bayer” means BAYER PHARMA AG with a principal place of business at Muellerstrasse 178, Berlin 13353, Germany.

“Bayer Consent” means the Consent executed by Licensee substantially in the form set forth in Exhibit B.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

“Bayer License Agreement” means (i) that certain License, Option, Development and Commercialization Agreement by and between Seller and Bayer effective as of December 21, 2012, as amended from time to time (the “Existing Bayer License Agreement”), and (ii) any New License Agreement relating to one or more of the Products licensed under the Existing Bayer License Agreement (either now or in the future), as amended from time to time.  For purposes of clarity, if [*] and/or [*] are subsequently licensed under the Existing Bayer License Agreement, then any and all milestone and royalty payments associated with them shall be categorized as Non-Bayer Royalty Payments and Non-Bayer Non-Royalty Payments for purposes of this Agreement.   For further purposes of clarity, if [*] is not optioned under the Existing Bayer License Agreement, then any and all milestone and royalty payments associated with it under a New License Agreement shall be categorized as Non-Bayer Royalty Payments and Non-Bayer Non-Royalty Payments for purposes of this Agreement.

“Bayer License Agreement Related Rights” means for the purposes of this Agreement, collectively, any and all rights of Seller under or in respect of the Bayer License Agreement arising out of, in connection with, or with respect to the Bayer Purchased Payments, only as set forth herein: [*]  To the extent that any of the above [*], Seller shall [*].

“Bayer Licensed Patents” means “Licensed Patents” as defined as of the date hereof in the Bayer License Agreement.

“Bayer Licensed Product” means (i) (A) [*], (B) [*], and (C) [*] and (ii) in the case of a New License Agreement entered into by Seller in accordance with the terms hereof relating to any of the products listed directly above in subsection (i), the analogous term for “product,” “licensed product,” “compound” or any comparable concept as defined in the related New License Agreement.

“Bayer Non-Royalty Payments” means [*] of:

(a)all future upfront, milestone and option amounts paid, owed, or accrued to Seller by Bayer (or its Affiliates or Sublicensees) associated with A) [*], B) [*], and C) [*] in accordance with the Bayer License Agreement (determined without giving effect to Seller’s sale and assignment of the Subject Assets to Purchaser under the Transaction Documents) (including any payments or consideration paid or payable to Seller in connection with any amendment, restatement, supplement, modification, waiver or replacement of the Bayer License Agreement prior to the date of Closing) excluding any upfront, milestone option or other non-royalty amounts payable under the Bayer License Agreement due to, accrued or received by Seller prior to the Closing Date, as evidenced by contemporaneous written documentation (which amounts shall be 100% payable to Seller if applicable) and specifically excluding the [*] milestone payment [*] to be paid upon option exercise;

(b)all accounts (as defined under the UCC) evidencing the rights to the payments and amounts described in clause (a) above;

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

(c)after deduction of related expenses incurred by Seller and/or Purchaser or any of their respective Affiliates (unless either Party is otherwise liable for such expenses pursuant to this Agreement, in which case, the responsible Party shall reimburse the other for any out-of-pocket expenses incurred by them, including reasonable out-of-pocket litigation costs, expenses and fees), all indemnity payments, recoveries, damages or award or settlement amounts (“Recoveries”) paid, owed, or accrued to Seller or any of its Affiliates by any Third Party and comprising Bayer Non-Royalty Payments or any consideration in lieu thereof or as a result of a breach by any Person (other than Seller) of the Bayer License Agreement with respect thereto (which will specifically not include the amount of Recoveries not comprising Bayer Non-Royalty Payments or any consideration in lieu thereof or resulting from a Third Party breach, such as [*]which will be [*]and shall not [*]); and

(d)all proceeds (as defined under the UCC) of any of the foregoing but only to the extent that they are related to the Purchased Payments and Recoveries actually received.

“Bayer Non-Royalty Payment Percentage” means ten percent (10%) of the Bayer Non-Royalty Payment; PROVIDED, HOWEVER, that upon Purchaser’s receipt of Purchased Payments equal to two times the total, cumulative amount of consideration paid by Purchaser to Seller hereunder (which amount will initially be Twelve Million Dollars ($12,000,000), but will increase to Eighteen Million Dollars ($18,000,000) if and when the Three Million Dollar ($3,000,000) clinical development milestone specified in Section 2.7 below is paid by Purchaser to Seller), the Bayer Non-Royalty Payment Percentage will automatically be reduced to five percent (5%).

“Bayer Product” means each of (A) [*], (B) [*] and (C) [*].

“Bayer Purchased Payments” means the Net Bayer Royalty Payments and the then-current Bayer Non-Royalty Payment Percentage of the Bayer Non-Royalty Payments.

“Bayer Royalty Payments” means:

(a)[*] of all royalties paid, owed, or accrued to Seller by Licensee (or its Affiliates or Sublicensees) on Net Sales of any and all Bayer Products by Licensee (or its Affiliates or Sublicensees) in accordance with the Bayer License Agreement;

(b)all accounts (as defined under the UCC) evidencing the rights to the payments and amounts described in clause (a) above;

(c)after deduction of related expenses incurred by Seller and/or Purchaser or any of their respective Affiliates (unless either Party is otherwise liable for such expenses pursuant to this Agreement, in which case, the responsible Party shall reimburse the other for any out-of-pocket expenses incurred by them, including reasonable out-of-pocket litigation, costs, expenses and fees), all Recoveries paid, owed, or accrued to Seller or any of its Affiliates by any Third Party and comprising the Bayer Royalty Payments or any consideration in lieu thereof or as a result of a breach by any Person (other than Seller) of the Bayer License Agreement with respect thereto (which will specifically not include the amount of Recoveries not comprising any Bayer Royalty Payments or any consideration in lieu thereof or resulting from a Third Party breach, such as [*]which will be [*]); and

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

(d)all proceeds (as defined under the UCC) of any of the foregoing but only to the extent that they are related to the Purchased Payments and Recoveries actually received.

“Bayer Royalty Report” means, with respect each Royalty Quarter, the report (including any certifications in respect thereof) required to be prepared and delivered by Bayer to Seller pursuant to Article 5 of the Bayer License Agreement.

“Bill of Sale” means that certain bill of sale dated as of the Closing Date executed by Seller and Purchaser substantially in the form of Exhibit A.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in California are authorized or required by Applicable Law to remain closed.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Collateral” means the Collateral (as defined in the Protective Rights Agreement).

"Commercially Reasonable Efforts" means, with respect to the efforts to be expended by a Party with respect to any objective, the same reasonable, diligent, good faith efforts to accomplish such objective as a commercially reasonable Party of similar character would normally use to accomplish a similar objective under similar circumstances. It is understood and agreed that with respect to the research, development and license of a Product by Seller, such efforts shall be substantially equivalent to those efforts and resources commonly used by a commercially reasonable Party of similar character for products owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for a particular Product, and it is anticipated that the level of effort may be different for different markets, and may change over time, reflecting changes in the status of the Product and the market(s) involved.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Depository Bank” shall mean such bank or financial institution as may be agreed between the Parties from time to time to serve as the escrow agent for the Joint Escrow Account (the “Escrow Agent”).

“Disclosure Letter” means the letter (if any) delivered by Seller to Purchaser at the Closing, in form and substance acceptable to Purchaser.

“Disputes” has the meaning set forth in Section 3.11(e).

“Dollar” or the sign “$” means United States dollars.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

“[*] License Agreement” means that certain License Agreement by and between [*] and Seller dated [*], as amended from time to time.

“EMA” shall mean the European Medicines Agency.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.3.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including  the FDA, the EMA and any other government authority in any jurisdiction.

“Joint Escrow Account” shall mean the joint escrow account established and maintained at the Depository Bank into which payments of the Bayer Royalty Payments and the Bayer Non-Royalty Payments are to be remitted (under the terms of an escrow agreement to be agreed upon by the parties, the “Escrow Agreement”) and the account from which the Depository Bank transfers funds into the Purchaser Account and the Seller Account in accordance with the terms of this Agreement.   Purchaser shall be responsible for all fees, expenses and costs associated with establishing and maintaining the Escrow Agreement.

“Knowledge” means (a) with respect to Seller, the actual knowledge of [*], and (b) with respect to Purchaser, the actual knowledge of [*], or, with respect to (a) and (b) directly above, their respective successors in such positions, or, in each case, to the extent any such person or position does not exist at any time, the knowledge of another person with equivalent responsibility, regardless of title; further in each case together with the knowledge that each such individual would have reasonably obtained after making a reasonable inquiry with respect to the particular matter in question.

“Licensee” means (i) any licensee under the Bayer License Agreement or a Non-Bayer License Agreement and any successor or assignee thereunder, and (ii) with respect to any New License Agreement entered into by Seller in accordance with the terms hereof, any licensee and any successor or permitted assignee thereof.

“License Agreement” means the Bayer License Agreement, any Non-Bayer License Agreement, and any New License Agreement.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or other liability or performance of an obligation, including any conditional sale or any sale with recourse.  For purpose of clarity, this definition is not intended to mean any option granted in the Bayer License Agreement or any government march-in rights.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

“Loss” means any loss, assessment, award, cause of action, claim, charge, cost, expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), fine, judgment, liability, obligation, penalty or Set-off.

“Net Bayer Royalty Payments” means the Bayer Royalty Payments less the amount of any royalty payments required to be made to Third Parties pursuant to the Applicable Agreements.

“Net Sales” means:

(A)with respect to the Bayer License Agreement, the gross amount invoiced by Bayer or its Affiliates or Sublicensees, for sales of a Bayer Product to unaffiliated Third Parties less the following deductions:

i)[*]transportation, freight insurance, distribution, packing and handling;

ii)sales and excise taxes or customs duties paid by Bayer or its Affiliates or Sublicensees, or any other governmental charges imposed upon the sale of a Product and paid by Bayer or a Licensee, and their Affiliates or Sublicensees;

iii)rebates and premiums granted or allowed by Bayer or its Affiliates or Sublicensees, in connection with the sale of a Product;

iv)allowances or credits granted by Bayer or its Affiliates or Sublicensees, to customers on account of governmental requirements, rejection, outdating, returns, billing errors or recalls of a Product;

v)trade, cash and quantity discounts, bonuses or chargebacks granted by Bayer or its Affiliates or Sublicensees, in connection with the sale of a Product;

vi)costs of customer programs agreed upon by the parties such as cost effectiveness or patient assistance studies or programs designed to aid in patient compliance with medication schedules in connection with the sales of a Product;

vii)[*]; and

viii)[*].

For the purpose of calculating Net Sales, the Parties recognize that: (a) customers may include persons in the chain of commerce who enter into agreements with Bayer, its Affiliates or Sublicensees as to price even though title to the Product does not pass directly from Bayer, its Affiliates or Sublicensees to such customers and even though payment for such Product is not made by such customers directly to Bayer, its Affiliates or Sublicensees; and (b) in such cases, chargebacks paid by Bayer, its Affiliates or Sublicensees to or through a Third Party (such as a wholesaler) can be deducted by Bayer, its Affiliates or Sublicensees from gross revenue in order to calculate Net Sales.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

If a Product is sold in the form of a combination product containing one or more active ingredients in addition to the Product, Net Sales for such combination product will be adjusted by multiplying actual Net Sales of such combination product by the fraction A / (A+B) where A is the invoice price of the Product, if sold separately, and B is the invoice price of any other active ingredient(s) in the combination, if sold separately. If, on a country-by-country basis, the other active ingredient(s) in the combination are not sold separately in that country, Net Sales shall be calculated by multiplying actual Net Sales of such combination product by the fraction A / C where A is the invoice price of the Product, if sold separately, and C is the invoice price of the combination product. If, on a country-by-country basis, neither the Product nor the other active ingredient(s) of the combination product is sold separately in such country, then the value of the active ingredient(s) for the purpose of determining Net Sales shall be determined between the Parties in good faith.

(B)With respect to any Non-Bayer License Agreement or New License Agreement, the term “Net Sales” as defined therein.

(C)With respect to any internal development and sale by Seller of a Non-Bayer Product or a reverted Bayer Product, the term “Net Sales” shall have the same meaning as set forth in subsection (A) directly above with the necessary changes being made to replace all references to Bayer with Seller.

“New License Agreement” has the meaning set forth in Section 5.6(b).

“Non-Bayer License Agreement” means any license agreement entered into with respect to the Non-Bayer Products (A) [*], and (B) [*], as amended from time to time (which, if relating to a Non-Bayer Product, may include a License Agreement with Bayer as the Licensee if such Non-Bayer Product is out-licensed to Bayer). This definition will further include (C) [*] if Bayer does not exercise its option and related rights revert to Seller.

“Non-Bayer Licensee” means (i) any Licensee under a Non-Bayer License Agreement and (ii) with respect to any New License Agreement entered into by Seller in accordance with the terms hereof, any Licensee party to the related New License Agreement and any successor or permitted assignee thereunder.

“Non-Bayer License Agreement Related Rights” means for the purposes of this Agreement, collectively, any and all rights of Seller under or in respect of a Non-Bayer License Agreement arising out of, in connection with, or with respect to the Non-Bayer Purchased Payments, only as set forth herein: [*].  To the extent that any of the above [*], Seller shall [*].

“Non-Bayer Non-Royalty Payments” means ten percent (10%) (the “Non-Bayer Non-Royalty Percentage”) of:

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

(a)all future upfront, milestone, and option amounts paid, owed, or accrued to Seller by a Non-Bayer Licensee (or its Affiliates or Sublicensees) associated with Non-Bayer Products [*] and [*] (and [*] if Bayer does not exercise its option) in accordance with the applicable Non-Bayer License Agreement (determined without giving effect to Seller’s sale and assignment of the Subject Assets to Purchaser under the Transaction Documents) (including any payments or consideration paid or payable to Seller in connection with any amendment, restatement, supplement, modification, waiver or replacement of the Non-Bayer License Agreement prior to the date of this Agreement) excluding any upfront, milestone, option or other non-royalty amounts related to Non-Bayer Products due to, accrued or received by Seller prior to the Closing Date, as evidenced by contemporaneous written documentation (which amounts shall be 100% payable to Seller if applicable);

(b)all accounts (as defined under the UCC) evidencing the rights to the payments and amounts described in clause (a) above;

(c)after deduction of related expenses incurred by Seller and/or Purchaser as agreed herein or any of their respective Affiliates (unless either Party is otherwise liable for such expenses pursuant to this Agreement, in which case, the responsible Party shall reimburse the other for any out-of-pocket expenses incurred by them, including reasonable out-of-pocket litigation costs, expenses and fees), all Recoveries paid, owed or accrued to Seller or any of its Affiliates by any Third Party and comprising Non-Bayer Non-Royalty Payments or any consideration in lieu thereof or as a result of a breach by any Person (other than the Seller) of the applicable Non-Bayer License Agreement with respect thereto (which will specifically not include the amount of Recoveries not comprising Non-Bayer Non-Royalty Payments or any consideration in lieu thereof or a Third Party breach, such as [*] which will be [*]); and

(d)all proceeds (as defined under the UCC) of any of the foregoing but only to the extent related to the Purchased Payments and Recoveries actually received;

PROVIDED, HOWEVER, that upon Purchaser’s receipt of Purchased Payments equal to two times the total, cumulative amount of consideration paid by Purchaser to Seller hereunder (which amount will initially be Twelve Million Dollars ($12,000,000), but will increase to Eighteen Million Dollars ($18,000,000) if and when the Three Million Dollar ($3,000,000) clinical development milestone specified in Section 2.7 below is paid by Purchaser to Seller, the Non-Bayer Non-Royalty Percentage will automatically be reduced to five percent (5%).

“Non-Bayer Products” means [*] and [*] (and [*] if not optioned by Bayer).

“Non-Bayer Purchased Payments” means the Non-Bayer Royalty Payments and the Non-Bayer Non-Royalty Payments.

“Non-Bayer Royalty Payments” means:

(a)a [*] royalty on all amounts paid, owed, accrued or otherwise earned by Seller or paid, owed or accrued to Seller by a Non-Bayer Licensee (or its Affiliates or Sublicensees) on Net Sales of any and all Non-Bayer Products by Seller or a Non-Bayer Licensee, as applicable (or their respective Affiliates or Sublicensees) as in accordance with the applicable Non-Bayer License Agreement if applicable (determined separately from any additional royalties payable to Third Parties on such Net Sales and without giving effect to Seller’s sale and assignment of the Subject Assets to Purchaser under the Transaction Documents) through the period ending on the tenth anniversary of the first commercial sale of the applicable Non-Bayer Product;

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

(b)all accounts (as defined under the UCC) evidencing the rights to the payments and amounts described in clause (a) above;

(c)after deduction of related expenses incurred by Seller and/or Purchaser or any of their respective Affiliates (unless either Party is otherwise liable for such expenses pursuant to this Agreement, in which case, the responsible Party shall reimburse the other for any out-of-pocket expenses incurred by them, including reasonable out-of-pocket litigation costs, expenses, and fees), all Recoveries paid, owed, or accrued to Seller or any of its Affiliates by any Third Party and comprising Non-Bayer Royalty Payments or any consideration in lieu thereof or as a result of a breach by any Person (other than the Seller) of the applicable Non-Bayer License Agreement with respect thereto (which will specifically not include the amount of Recoveries not comprising Non-Bayer Royalty Payments or any consideration in lieu thereof or resulting from a Third Party breach, such as [*] which will be [*]); and

(d)all proceeds (as defined under the UCC) of any of the foregoing but only to the extent related to the Purchased Payments and Recoveries actually received.

“Non-Bayer Royalty Report” means, with respect each Royalty Quarter, any royalty report (including any certifications in respect thereof) required to be prepared and delivered by a Non-Bayer Licensee to Seller pursuant to the applicable Non-Bayer License Agreement.

“[*] License Agreements” mean (a) that certain [*] License Agreement by and between [*] and Seller for [*] dated [*], as amended from time to time; (b) that certain [*] License Agreement by and between [*] and Seller for [*] dated [*], as amended from time to time; and (c) that certain [*] License Agreement by and between [*] and Seller for [*] dated [*], as amended from time to time.

“Patent Expiration Date” means, with respect to each Product on a country-by-country basis, the date of expiration of the last-to-expire Valid Claim of the Patent(s) covering such Product in the applicable country.

“Patents” means: (i) any United States and foreign patent applications and patents; (ii) any national, regional and international patent applications filed from patent applications and patents included in (i), including any divisional and continuation applications of the patent applications and patents included in (i) and any continuation-in-part applications to the extent dominated by patent applications and patents included in (i); (iii) any and all patents that have issued or in the future issue from patent applications included in (i) and (ii); and (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including substitutions, reexaminations, revalidations, reissues, renewals, and extensions thereof.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office or any other comparable Governmental Authority within or outside the U.S., for any Product IP Rights that are Patents.

“Permitted Liens” means any (a) Liens in favor of Purchaser or its Affiliates; and (b) Liens incurred by Purchaser.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Product” means each of [*] and [*].

“Product IP Rights” means, all intellectual property rights owned or controlled by Seller relating to the Products, arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Trademarks”); (ii) patents, inventor certificates, patent applications (including provisionals, continuations, divisionals, and continuations in part), utility models and rights equivalent thereto, patents issuing from any applications, reissues, reexaminations, extensions (including patent term extension, supplemental protection certificates, and any extension of term by any appropriate Governmental Authority), and post-grant proceedings and all foreign equivalents thereof (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology including rights and licenses, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Trademarks, Patents, Copyrights or Trade Secrets.

“Product Patent” means a Patent or patent application applicable to a Product and listed Exhibit D.

“Protective Rights Agreement” shall mean the Protective Rights Agreement by and between Seller and Purchaser to be executed at the Closing, which Protective Rights Agreement shall be substantially in the form of Exhibit C. For the avoidance of doubt, the Protective Rights Agreement is not intended to derogate from the validity of the true and absolute sale of the Subject Assets, as contemplated by this Agreement and as evidenced by the Bill of Sale, but is being executed and delivered solely to protect Purchaser’s interests to the extent such assignment becomes subject to a Recharacterization despite the Parties’ intentions.

“Purchased Payments” means, during the term of this Agreement, the Bayer Purchased Payments and the Non-Bayer Purchased Payments, accruing on or after the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the preamble.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

“Purchaser Account” means Purchaser’s deposit account with Silicon Valley Bank which account Purchaser may change from time to time by furnishing written notice to Seller and the Escrow Agent.

“Purchaser Indemnified Party” has the meaning set forth in Section 7.1.

“Recharacterization” shall mean a judgment or order by a court of competent jurisdiction that Seller’s right, title and interest in, to and under the Bayer License Agreement or a Non-Bayer License Agreements, as applicable, and the Subject Assets were not fully sold, assigned and transferred to Purchaser pursuant to, as contemplated by, and subject to the provisions of this Agreement and the Bill of Sale, but instead that such transaction(s) constituted a loan and security device.

“Regulatory Agency” means a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals in any jurisdiction.

“Regulatory Approvals” means, collectively, all regulatory approvals, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which any Products (subject to any applicable License Agreement) may be researched, developed, manufactured, used, marketed, imported, exported, sold and distributed in a jurisdiction, issued by the appropriate Regulatory Agency.

“Royalty Milestones” has the meaning set forth in Section 2.6.

“Royalty Quarter” means the three-month period ending on the last day of each of March, June, September and December of each calendar year.

“Royalty Payments” means Bayer Royalty Payments and Non-Bayer Royalty Payments, as applicable.

“Royalty Reports” means any report summarizing the Net Sales of a Product during the relevant Royalty Quarter on a country-by-country or any other basis.

“[*] License Agreement” means that certain [*] License Agreement by and between [*] and Seller dated [*], as amended from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Account” means the Seller’s account with Chase Manhattan Bank which account Seller may change from time to time by furnishing written notice to Purchaser and the Escrow Agent.

“Seller Indemnified Party” has the meaning set forth in Section 7.2.

“Set-off” means any set-off, off-set, rescission, counterclaim, reduction, deduction or defense.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

“Subject Assets” means, collectively, (a) Seller’s right, title and interest in and to receive the Purchased Payments as defined herein, (b) the Bayer License Agreement Related Rights and the Non-Bayer License Agreement Related Rights, and (c) Seller’s right to sell, assign, pledge or otherwise transfer the Purchased Payments, in whole or in part, under the terms of this Agreement. For purposes of clarity, Purchased Payments shall not include any amounts (stock, cash, or otherwise) from the purchase or acquisition of Seller.

“Sublicensee” means any licensee of the Licensee under the applicable Bayer License Agreement, Non-Bayer License Agreement or New License Agreement.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Third Party” shall mean any Person other than Seller or Purchaser or their respective Affiliates.

“Third Party Patents” shall mean, with respect to any Third Party, any and all issued patents and pending patent applications as of the date of this Agreement, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), and all supplementary protection certificates, together with any foreign counterparts thereof anywhere in the world, of such Third Party.

“Transaction Documents” means this Agreement, the Applicable Agreements, the Bill of Sale, the Protective Rights Agreement, the Disclosure Letter (if any) and the Bayer Consent.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware; provided that if with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the first priority security interest or any portion thereof granted pursuant to Section 2.1(d) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of Delaware, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“U.S.” or “United States” means the United States of America, its fifty (50) states, each territory thereof and the District of Columbia.

“Valid Claim” means a claim of any unexpired Patent that has not been withdrawn, canceled or disclaimed nor held to be invalid or unenforceable by a court or tribunal of competent jurisdiction in an unappealed or unappealable decision or, in the case of any patent application, that has not been finally rejected in an appealed or unappealable decision by the relevant patent office.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

Section 1.2Rules of Construction. Unless the context otherwise requires, in this Agreement:

(a)A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(b)Unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC.

(c)Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

(d)The definitions of terms shall apply equally to the singular and plural forms of the terms defined.

(e)The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(f)Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto.

(g)References to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.

(h)References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities.

(i)The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(j)The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified.

(k)In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

(l)Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

(m)Any reference herein to a term that is defined by reference to its meaning in the License Agreement shall refer to such term’s meaning in the License Agreement (including any other defined terms in such License Agreement that are included in such term’s meaning thereunder) as in existence on the date hereof.

Article II
PURCHASE AND SALE OF THE SUBJECT ASSETS

Section 2.1Purchase and Sale.

(a)Subject to the terms and conditions of this Agreement, on the Closing Date, Seller hereby sells, assigns, transfers, conveys and grants to Purchaser, and Purchaser hereby purchases, acquires and accepts from Seller, all of Seller’s rights, title and interest in and to the Subject Assets, free and clear of any and all Liens, other than Permitted Liens.

(b)Seller and Purchaser intend and agree that the sale, assignment, transfer, conveyance and granting of the Subject Assets under this Agreement shall be, and are, a true, complete, absolute and irrevocable assignment and sale by Seller to Purchaser of the Subject Assets and that such assignment and sale shall provide Purchaser with the full benefits of ownership of the Subject Assets as set forth herein. Neither Seller nor Purchaser intends the transactions contemplated hereby to be, or for any purpose to be characterized as, a loan from Purchaser to Seller or a pledge or assignment or a security agreement. Seller waives any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale and assignment by Seller to Purchaser of the Subject Assets under Applicable Law, which waiver shall be enforceable against Seller in any Bankruptcy Event in respect of Seller. The sale, assignment, transfer, conveyance and granting of the Subject Assets shall be reflected on Seller’s financial statements and other records as a sale of assets to Purchaser.

(c)Seller hereby authorizes Purchaser or its designee to execute, record and file, and consents to Purchaser or its designee executing, recording and filing, at Purchaser’s sole cost and expense, financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable), and amendments thereto or assignments thereof, in such manner and in such jurisdictions as are necessary or appropriate to evidence or perfect the sale, assignment, transfer, conveyance and grant by Seller to Purchaser, and the purchase, acquisition and acceptance by Purchaser from Seller, of the Subject Assets and to perfect a first priority security interest in the Subject Assets granted by Seller to Purchaser pursuant to Section 2.1(d).

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

(d)Notwithstanding that Seller and Purchaser expressly intend for the sale, assignment, transfer, conveyance and granting of the Subject Assets to be a true, complete, absolute and irrevocable sale and assignment, Seller hereby assigns, conveys, grants and pledges to Purchaser, as security for its obligations created hereunder in the event that the transfer contemplated by this Agreement is held not to be a sale, a first priority security interest in and to all of Seller’s right, title and interest in, to and under the Subject Assets, whether now owned or hereafter acquired, and any proceeds thereof (as such term is defined in the UCC) and, solely in such event, this Agreement shall constitute a security agreement but only to the extent that they are related to the Subject Assets and Recoveries actually recovered.

Section 2.2Purchase Price. In full consideration for the sale, assignment, transfer, conveyance and granting of the Subject Assets, and subject to the terms and conditions set forth herein, Purchaser shall pay (or cause to be paid) to Seller, or Seller’s designee, on the Closing Date, the sum of Six Million Dollars ($6,000,000), in immediately available funds by wire transfer to Seller Account (the “Purchase Price”).

Section 2.3No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchaser is purchasing, acquiring and accepting only the Subject Assets and is not assuming any liability or obligation of Seller or any of Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter (including any liability or obligation of Seller under a License Agreement and any payments required to be made to Third Parties under the Applicable Agreements). All such liabilities and obligations shall be retained by and remain liabilities and obligations of Seller or its Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

Section 2.4Excluded Assets. Purchaser does not, by purchase, acquisition or acceptance of the rights, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or rights, contract or otherwise, of Seller other than the Subject Assets.

Section 2.5Payments in Respect of Purchased Payments. Pursuant to the terms hereof, Purchaser is acquiring the Subject Assets, including Purchaser’s right to receive the Purchased Payments.

Section 2.6Royalty Milestones.  Within three (3) Business Days following Purchaser’s receipt of the following cumulative Net Bayer Royalty Payments or Non-Bayer Royalty Payments (as the case may be) with respect to and as applicable to a Product (determined separately for each Product), Purchaser shall make the following one-time sales milestone payments to Seller:

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

Royalty Payments received by Purchaser for a Product (determined separately for each Product on a cumulative basis)	Royalty milestone payable to Seller
Royalty Payments received by Purchaser of [*]	[*]
Royalty Payments received by Purchaser of [*]	[*]
Royalty Payments received by Purchaser of [*]	[*]
Royalty Payments received by Purchaser of [*]	[*]
Royalty Payments received by Purchaser of [*]	[*]
Royalty Payments received by Purchaser of [*]	[*]
Royalty Payments received by Purchaser of US$250 Million	[*]

Each associated Royalty Milestone payment shall be made on each Product (whether partnered or unpartnered) upon reaching the cumulative Royalty Payment receipts set forth above as to such Product.  Total Royalty Milestones may be up to Eighty-Five Million Dollars ($85,000,000) cumulative per Product.

Section 2.7Contingent Purchase Price Payment. On September 1, 2019 (the “Determination Date”), as long as Bayer has not terminated or materially adversely amended the Bayer License Agreement, Purchaser shall pay to Seller $1,000,000, for each Active Bayer-Related Program (as defined below) in existence as of the Determination Date.  For these purposes, an “Active Bayer-Related Program” is defined as each of [*], [*], and [*] which as of the Determination Date is either:

(a)	[*], or

(b)	[*].

[*] as of the Determination Date is sufficient to satisfy the conditions in subsection (a) and/or (b) directly above.  If [*] by the Determination Date, [*]shall be sufficient to satisfy the conditions in subsection (a) and/or (b) directly above.  With respect to each of [*], [*] (and [*] if [*]), if Seller obtains information on or before the Determination Date that one or more of them have been terminated [*], then Seller will promptly notify Purchaser of such information and the Contingent Purchase Price will be adjusted proportionately.  For purposes of clarity the maximum amount of payments under this Section 2.7 shall be $3,000,000.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

Section 2.8No Guarantee of Purchased Payments.  Seller makes no guarantee to Purchaser that Net Sales of any Product will equal any minimum amount or that Bayer and Non-Bayer Purchased Payments will equal any minimum amount. So long as Seller complies with the terms of this Agreement, the Purchase Price is not subject in whole or in part to any reduction, discount, or set-off due to lack of Net Sales, Royalty Payments, or Purchased Payments.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Letter, Seller hereby represents and warrants to Purchaser as of the date hereof and affirms that such will be true and accurate as of the date of Closing as follows:

Section 3.1Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Oregon and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals, required to own its property and conduct its business as now conducted and to exercise its rights and to perform its obligations under the Bayer License Agreement and the Transaction Documents. Seller is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing could not reasonably be expected to result in an Adverse Change).

Section 3.2No Conflicts.

(a)None of the execution and delivery by Seller of any of the Transaction Documents, the performance by Seller of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents will: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which Seller or any of its respective assets or properties may be subject or bound, (B) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which Seller is a party or by which Seller or any of its respective assets or properties is bound or committed (including a License Agreement) or (C) any term or provision of any of the organizational documents of Seller; (ii) give rise to any additional right of termination, cancellation or acceleration of any right or obligation of Bayer or any Sublicensee under the Bayer License Agreement; or (iii) except as provided in any of the Transaction Documents, result in or require the creation or imposition of any Lien on the Product IP Rights, the Products, the Bayer License Agreement or the Subject Assets.

(b)Except for Permitted Liens, Seller has not granted, nor does there exist, any Lien on the Transaction Documents, the License Agreement or the Subject Assets nor does there exist any Lien on the Product IP Rights or the Products.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

Section 3.3Authorization.

(a) Seller has the legal right under the terms of the Bayer License Agreement and Applicable Law to enter into this Agreement and each of the other Transaction Documents, including, without limitation, the right to sell, assign, transfer, convey and grant the Subject Assets to Purchaser as contemplated hereby and by the other Transaction Documents

(b)Seller has all power and authority to execute and deliver, and perform its obligations under, each of the Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The execution and delivery of each of the Transaction Documents and the performance by Seller of its obligations hereunder and thereunder have been duly authorized by Seller. Each of the Transaction Documents has been and will be duly executed and delivered by Seller. Each of the Transaction Documents constitutes and will constitute as of the Closing Date, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles.

Section 3.4Ownership.

(a)Seller is the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Subject Assets and has good and valid title thereto, free and clear of all Liens (other than Permitted Liens). The Subject Assets have not been pledged, sold, assigned, transferred, conveyed or granted by Seller to any other Person. Seller has full right to sell, assign, transfer, convey and grant the Subject Assets to Purchaser. Upon the sale, assignment, transfer, conveyance and granting by Seller of the Subject Assets to Purchaser, Purchaser shall acquire good, valid and marketable title to the Subject Assets free and clear of all Liens (other than Permitted Liens), and, subject to those rights retained by Seller pursuant to this Agreement, shall be the exclusive owner of the Subject Assets.

(b)No Person other than Purchaser shall have any right to receive the Bayer Purchased Payments payable under the Bayer License Agreement (other than to the extent Purchaser assigns its right to receive such Purchased Payments to any other Person as permitted herein).

Section 3.5Governmental and Third Party Authorizations. The execution and delivery by Seller of the Transaction Documents, the performance by Seller of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the sale, assignment, transfer, conveyance and granting of the Subject Assets to Purchaser) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for the filing of UCC financing statements, the Bayer Consent, and those previously obtained.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

Section 3.6No Litigation. There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the Knowledge of Seller, threatened, against, relating to or affecting any Product, any Product IP Rights, or the Subject Assets, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the Knowledge of Seller, threatened, against Seller or any of its Subsidiaries against, relating to or affecting any Product, any Product IP Rights, or the Subject Assets, that, in each case, (i) could reasonably be expected to result in an Adverse Change, or (ii) challenges or seeks to prevent, enjoin, alter, delay, make illegal or otherwise interfere with the consummation of any of the transactions contemplated by any of the Transaction Documents. To the Knowledge of Seller, no event has occured or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, arbitration, claim, investigation, proceeding or inquiry.

Section 3.7Solvency. Seller has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents and its authorization, execution and delivery of the Transaction Documents, Seller’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests.  Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the present fair saleable value of Seller’s property and assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (b) the present fair saleable value of Seller’s property and assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (c) Seller will be able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they mature, (d) Seller will not be rendered insolvent, will not have unreasonably small capital with which to engage in its business and will not be unable to pay its debts as they mature, (e) Seller has not incurred, will not incur and does not have any present plans or intentions to incur debts, liabilities or other obligations beyond its ability to pay such debts, liabilities or other obligations as they become absolute and matured, (f) Seller will not have become subject to any Bankruptcy Event, and (g) Seller will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code. No step has been taken or is intended by Seller or, to the Knowledge of Seller, any other Person to make Seller subject to a Bankruptcy Event.

Section 3.8Tax Matters. Seller has filed (or caused to be filed) all tax returns and reports required by Applicable Law to have been filed by it and has paid all taxes required to be paid by it, except for any such taxes that are not yet due or delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books.

Section 3.9No Brokers’ Fees. Seller has not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

Section 3.10Compliance with Laws. Seller (a) has not violated or is in violation of or has been given notice of any violation of, or, to the Knowledge of Seller, is under investigation with respect to or has been threatened to be charged with any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority and (b) is not subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, in each case with respect to clause (a) and (b) above, that could reasonably be expected to result in an Adverse Change. Seller is in material compliance with the requirements of all Applicable Laws a breach of any of which could reasonably be expected to result in an Adverse Change.

Section 3.11Intellectual Property Matters.

(a)Exhibit D sets forth an accurate and complete list of all Product Patents and patent applications, including for each such Product Patent: (i) the jurisdictions in which such Product Patent is pending, allowed, granted or issued, (ii) the patent number or pending patent application serial number, (iii) the scheduled expiration date of such issued Product Patent, including extensions granted and applied for, and (iv) the owner of such Product Patent.

(b)Each claim of any issued Product Patent or patent application that covers a Product is, to the Knowledge of Seller, a Valid Claim.

(c)To Seller’s Knowledge, there are no unpaid maintenance or renewal fees payable to any Third Party that currently are overdue for any of the Product Patents. No Product Patents have lapsed or been abandoned, cancelled or expired. Each individual associated with the filing and prosecution of the Patents, including the named inventors of the Product Patents, has to Seller’s Knowledge complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such inventors to be material to the patentability of each of the Product Patents (including any relevant prior art), in each case, in those jurisdictions where such duties exist.

(d)Subsequent to the issuance of any of the Product Patents, neither Seller nor, to the Knowledge of Seller (without a duty of reasonable inquiry), Bayer or any Sublicensee has filed any disclaimer or made or permitted any other voluntary reduction in the scope of such Product Patent. Seller has not been and is not currently involved in any interference, re-examination, opposition, derivation or other post-grant proceedings involving any of the Product Patents, and to Seller’s Knowledge (without a duty of reasonable inquiry) no allowable or allowed subject matter of the Product Patents is subject to any competing conception claims of allowable or allowed subject matter of any Product Patents of any Third Party.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

(e)To the Knowledge of Seller, there is no opposition, interference, reexamination, derivation or other post-grant proceeding, injunction, claim, suit, action, citation, summon, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim (collectively, “Disputes”) pending or, to the Knowledge of Seller, threatened, involving Seller, or, to the Knowledge of Seller, pending or threatened against any other Person (including Bayer and any Sublicensees) challenging the legality, validity, enforceability or ownership of or otherwise relating to any of the Product IP Rights (including the Product Patents) or that could give rise to any Set-off against the Purchased Payments. There are no Disputes pending, or to the Knowledge of Seller, threatened, involving Seller and any Product, or, to the Knowledge of Seller, pending or threatened against any other Person (including Bayer and any Sublicensees) and relating to any Product. To the Knowledge of Seller, neither any of the Product IP Rights (including the Patents) nor any Products is subject to any outstanding injunction, judgment, order, decree, ruling, settlement or other disposition of a Dispute.

(f)There is no pending or, to the Knowledge of Seller (without a duty of reasonable inquiry), threatened, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) could reasonably be expected to give rise to or serve as a basis for any, action, suit or proceeding, or any investigation or claim by any Person to which Seller or, to the Knowledge of Seller (without a duty of reasonable inquiry), Bayer or any Sublicensee is or could be a party, and Seller has not received any written notice of the foregoing, and, to the Knowledge of Seller (without a duty of reasonable inquiry), neither Bayer nor any Sublicensees have received any written notice of the foregoing, that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of any Product by Seller or Bayer or any of their Affiliates and/or Sublicensees pursuant to the Bayer License Agreement does or could infringe on any patent or other intellectual property rights of any other Person or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights. To the Knowledge of Seller (without a duty of reasonable inquiry), there are no issued Patents owned by any Third Party that limit or would be infringed by the manufacture, use, marketing, sale, offer for sale, importation or distribution of any Product, and, to the Knowledge of Seller (without a duty of reasonable inquiry), there are no pending patent applications owned by any Third Party containing claims that, if a Patent issues thereon, would limit or be infringed by the manufacture, use, marketing, sale, offer for sale, importation or distribution of any Product.

(g)To the Knowledge of Seller (without a duty of reasonable inquiry), there is no Third Party infringing any Product IP Rights. Seller has not received any notice of infringement of any Product IP Rights.

(h)Each of Seller and, to the Knowledge of Seller, Bayer has taken all reasonable precautions to protect the secrecy, confidentiality and/or value of any Product IP Rights that are know-how or other trade secrets, except where the failure to do so could not reasonably be expected to result in an Adverse Change.

(i)Except for the Product Patents, to the Knowledge of Seller, neither Seller nor any of Seller’s Affiliates controls any Patents that, absent a license, would be infringed by the manufacture, use, sale, offer for sale or importation of any Product.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

(j)Seller has not received and is not otherwise in possession of any written legal opinion with respect to any Third Party intellectual property rights relating to any Product or Product Patent, including any freedom-to-operate, product clearance, patentability or right-to-use opinion.

Section 3.12Bayer License Agreement.

(a)Other than the Transaction Documents and the Bayer License Agreement, there is no contract, agreement or other arrangement (whether written or oral) to which Seller or any of its Subsidiaries is a party or by which any of their respective assets or properties is bound or committed (i) that affects or otherwise relates to the Subject Assets, the License Agreement as it relates to the Subject Assets or the Product IP Rights, or (ii) for which breach, nonperformance, termination, cancellation or failure to renew could reasonably be expected to result in an Adverse Change.  The Bayer License Agreement does not create a Lien on the Subject Assets or the Product IP Rights.

(b)Seller has provided to Purchaser true, correct and complete copies of the Bayer License Agreement and any confidentiality agreement relating thereto.

(c)The Bayer License Agreement is in full force and effect and is the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, Bayer, enforceable against Seller and, to the Knowledge of Seller, Bayer in accordance with its terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles. The execution and delivery of, and performance of obligations under, the Bayer License Agreement were and are within the powers of Seller, and to the Knowledge of Seller, Bayer. The Bayer License Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, Seller and, to the Knowledge of Seller, Bayer. Seller is not in breach or violation of or in default under and has not previously been in breach or violation of or in default under, the Bayer License Agreement. To the Knowledge of Seller, Bayer is not in breach or violation of or in default under and has not previously been in breach or violation of or in default under, the Bayer License Agreement. No event or circumstance has occurred that, upon notice or the passage of time, or both, would constitute or give rise to any breach or default in the performance of the Bayer License Agreement by Seller or, to the Knowledge of Seller, Bayer. Following the execution and delivery of the Transaction Documents and the performance of the Parties’ rights and obligations under this Agreement and the other Transaction Documents, to the Knowledge of Seller, the Bayer License Agreement will continue in full force and effect, without modification, except as expressly set forth in the Bayer Consent as specified in the Transaction Documents, and shall remain the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, Bayer, enforceable against Seller and, to the Knowledge of Seller, Bayer in accordance with its terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles. Bayer has not notified Seller, in writing or otherwise, that it believes the transactions contemplated by the Transaction Documents will result in a breach, violation, cancellation or termination of, constitute a default under, or give Bayer the right to exercise any remedy or obtain any additional rights under, the Bayer License Agreement. Except as set forth in the Bayer Consent, neither Bayer nor any other Person has any right to consent to, approve, review or receive notice of the execution and delivery of the Transaction Documents and the performance of the Parties’ rights and obligations hereunder and thereunder.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

(d)Seller has not waived any rights or defaults under the Bayer License Agreement or released Bayer, in whole or in part, from any of its obligations thereunder. There are no waivers or modifications (or pending requests therefor) in respect of the Bayer License Agreement. Other than those modifications in place at the time of this Agreement, neither Seller nor Bayer has agreed to further amend or waive any provision of the Bayer License Agreement, and there is no current proposal to do so.

(e)To the Knowledge of Seller, no event has occurred that would (i) give Bayer the right to terminate the Bayer License Agreement or cease paying Purchased Payments thereunder or (ii) to the Knowledge of Seller, give Seller the right to terminate the Bayer License Agreement. Seller has not received any notice of an intention by Bayer to terminate or breach its License Agreement, in whole or in part, or from Bayer or any other Person challenging the legality, validity or enforceability of the License Agreement or the obligation to pay the Purchased Payments thereunder, or asserting that Seller or Bayer is in default of its obligations thereunder. Seller has no intention of terminating the Bayer License Agreement and has not given Bayer any notice of termination or breach of its Bayer License Agreement, in whole or in part, or challenging the legality, validity or enforceability thereof.

(f)Except as provided in the Bayer License Agreement and/or the Applicable Agreements, Seller is not a party to any agreement providing for a sharing of, or providing for, or permitting any Set-off against, the Purchased Payments. Except as provided in the Bayer License Agreement and/or the Applicable Agreements, Bayer does not have any right of Set-off under any contract or other agreement with Seller against the Purchased Payments or any other amounts payable to Seller pursuant to the Bayer License Agreement. Bayer has not exercised, and, to the Knowledge of Seller, has not had the right to exercise, and no event or condition exists that, upon notice or passage of time or both, could reasonably be expected to permit it to exercise, any Set-off against the Purchased Payments or any other amounts payable to Seller under the Bayer License Agreement with respect to any Bayer Product.

(g)Except as contemplated by Section 2.1 hereof, Seller (i) has not assigned, sold, conveyed, granted or otherwise transferred any of its rights or obligations, in whole or in part, under the Bayer License Agreement and (ii) has not granted, incurred or suffered to exist any Liens (other than Permitted Liens) on the Bayer License Agreement or any of its rights thereunder or on any of the Subject Assets. Except as contemplated by Section 2.1 hereof and under the Applicable Agreements, no Person other than Seller and its successors, assigns, and heirs is entitled to receive any of the royalties and other amounts payable by Bayer under the Bayer License Agreement.

(h)Seller has not consented to any assignment, pledge, sale or other transfer (including licenses) by Bayer of any of Bayer’s rights or obligations under the Bayer License Agreement, and, to the Knowledge of Seller there is not any such assignment, pledge, sale or other transfer (including licenses) by Bayer. Seller has not received any notice from Bayer of Bayer’s intent to pledge, assign, sell, convey, grant, or otherwise transfer (including license) any of Bayer’s rights or obligations under the Bayer License Agreement.

(i)Neither Seller nor Bayer has made any claim of indemnification under the Bayer License Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

(j)Seller has not exercised its rights to conduct an audit under the Bayer License Agreement.

(k)To the Knowledge of Seller, Bayer has complied with its obligations to develop the Bayer Products and to seek to obtain Regulatory Approval for the Bayer Products pursuant to the Bayer License Agreement.

Section 3.13UCC Matters.

(a)Seller’s exact legal name is “Aronora, Inc.”, and prior to May 5, 2012, was “Aronora, LLC”. Seller’s principal place of business is, and since such date of organization has been, located in, and its jurisdiction of organization is, and since such date of organization has been, Oregon. Since such date of organization, Seller has not been the subject of any merger or corporate or other reorganization in which its identity or status was materially changed, except in each case when it was the surviving or resulting Person.

(b)claims and rights of Purchaser created by the Transaction Documents in and to the Subject Assets are not and shall not be subordinated to any creditor of Seller or any other Person (other than as a result of Purchaser’s own election).

Section 3.14Margin Stock. Seller is not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Purchase Price shall be used by Seller for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

Section 3.15Grants. Except for the US governmental or other grants obtained by Seller as of the date hereof (as to which Purchaser acknowledges the existence of obligations thereunder, e.g., US government “march-in rights” under certain circumstances), no other grants have been obtained by Seller.  In the future, Seller may enter into or accept additional US governmental or other grants, including certain march-in rights, provided that such grants would not reasonably be expected to have a material and adverse effect on Purchaser’s interest in the Subject Assets acquired hereunder.

Section 3.16License Agreements. The Bayer License Agreement and the Applicable Agreements attached hereto as Exhibit E, are true, correct and complete copies of each such agreements, as in effect on the date hereof, and there have been no amendments or modifications to such agreements which are not reflected in such Exhibit E.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof as follows:

Section 4.1Organization. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

Section 4.2No Conflicts. None of the execution and delivery by Purchaser of any of the Transaction Documents to which Purchaser is party, the performance by Purchaser of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (i) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which Purchaser or any of its assets or properties may be subject or bound, (ii) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which Purchaser is a party or by which Purchaser or any of its assets or properties is bound or committed or (iii) any term or provision of any of the organizational documents of Purchaser.

Section 4.3Authorization. Purchaser has all corporate power and authority to execute, deliver and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which Purchaser is a party and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by Purchaser. Each of the Transaction Documents to which Purchaser is party has been duly executed and delivered by Purchaser. Each of the Transaction Documents to which Purchaser is or will be a party constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles.

Section 4.4Governmental and Third-Party Authorizations. The execution and delivery by Purchaser of the Transaction Documents to which Purchaser is party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except as described in Section 3.5.

Section 4.5No Litigation. There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the knowledge of Purchaser, threatened by or against Purchaser, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the knowledge of Purchaser, threatened against Purchaser, that, in each case, challenges or seeks to prevent, enjoin, alter, delay, make illegal or otherwise interfere with the consummation of any of the transactions contemplated by any of the Transaction Documents to which Purchaser is or will be party.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

Article V
COVENANTS

The Parties covenant and agree as follows:

Section 5.1Notices; Books and Records; Audit Right.

(a)Notices.

(i)As promptly as possible (but in no event more than five (5) Business Days) after receipt by Seller or Purchaser of notice of (1) any action, suit, claim, demand, dispute, investigation, arbitration or other proceeding (commenced or threatened) relating to the transactions contemplated by the Transaction Documents, the Subject Assets or a License Agreement or (2) any violation, breach, default or termination (or notice of any other event or circumstance that with the passage of time or additional notice or both could result in any such violation, breach, default or termination) by any Person under a License Agreement, the party receiving such notice shall provide to the other Party (A) written notice thereof (including reasonable details to enable such party to understand the applicable matters involved, the events or circumstances that gave rise to such matters, the relief and/or remedies being sought, any proposed corrective action to be taken, and relevant timelines), together with a copy of such written notice received by such party along with any related materials, and (B) such other information as to enable the non-receiving party to participate meaningfully in discussions with the other party or Licensee or otherwise regarding such matters.

(ii)As promptly as possible (but in no event more than five (5) Business Days) after receipt by Seller of any written notice, demand, certificate, correspondence, report or other communication relating to a potential Adverse Change to the Subject Assets, the Products, the Product IP Rights, or a License Agreement (other than a Royalty Report), Seller shall provide to Purchaser written notice thereof (including reasonable details to enable Purchaser to understand the applicable matters involved, the events or circumstances that gave rise to such matters, the relief and/or remedies being sought, any proposed correction action to be taken, and relevant timelines), together with a copy of such written notice, demand, certificate, correspondence, report or other communication received by Seller.

(iii)As promptly as possible (but in no event more than five (5) Business Days) after acquiring knowledge (without a duty of reasonable inquiry) of an infringement by a Third Party of any of the Product IP Rights, or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected to result in an infringement by a Third Party of any Product IP Rights (other than any infringement resulting out of a breach or default by Seller under a License Agreement), Seller shall provide to Purchaser written notice describing in reasonable detail such infringement, including such information as to enable Purchaser to participate meaningfully in discussions with Seller or such Third Party or otherwise regarding such matters.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

(iv)Seller shall provide Purchaser with written notice as promptly as possible (but in no event more than three (3) Business Days) after acquiring Knowledge of any of the following: (1) the occurrence of a Bankruptcy Event in respect of Seller; (2) any uncured breach or default by Seller of or under any covenant, agreement or other provision of any Transaction Document; (3) any representation or warranty made by Seller in any of the Transaction Documents or in any certificate delivered to Purchaser pursuant to this Agreement proving to be untrue, inaccurate or incomplete in any material respect on the date as of which such representation or warranty was made; or (4) any change, effect, event, occurrence, statement of facts, development or condition that could reasonably be expected to result in an Adverse Change.

(v)Seller shall provide Purchaser with written notice not less than thirty (30) days prior to any change in, or amendment or alteration of, Seller’s (1) legal name, (2) form or type of organization, or (3) jurisdiction of organization.

(vi)Purchaser shall provide Seller with written notice as promptly as possible (but in no event more than three (3) Business Days) after acquiring Knowledge of any of the following: (1) the occurrence of a Bankruptcy Event in respect of the Purchaser, (2) an uncured material breach or default by Purchaser of or under any covenant, agreement or other provision of any Transaction Document, (3) representation or warranty made by Purchaser in any of the Transaction Documents or in any certificate delivered to Seller pursuant to this Agreement proving to be untrue, inaccurate or incomplete in any material respect on the date as of which such representation or warranty was made; or (4) any change, effect, event, occurrence, statement of facts, development or condition that could reasonably be expected to result in an Adverse Change.

(b)Summary of Set-offs. To the extent not directly provided to Purchaser by a Licensee, Seller shall promptly deliver to Purchaser, accompanied by reasonable documentation, a summary of any Set-offs included in the calculation of royalties and other amounts payable to Seller for any period, the amount of any milestone payments paid pursuant to a License Agreement and any indemnity or reimbursements.

(c)Royalty Reports & Milestone Notifications. To the extent not directly provided to Purchaser by a Licensee, Seller shall promptly deliver to Purchaser a complete copy of any Bayer or Non-Bayer Royalty Report required to be delivered and delivered by such Licensee to Seller for the applicable Royalty Quarter under a License Agreement.  With respect to any Non-Bayer Products or Bayer Products returned to Seller that are developed internally and sold by Seller or Third Parties on Seller’s behalf, Seller shall prepare and deliver quarterly Royalty Reports to Purchaser detailing the quarterly Net Sales thereof and the corresponding royalties payable to Purchaser within forty-five days after the end of each Royalty Quarter. In addition, upon becoming aware of the achievement of any milestones under a License Agreement, Seller shall promptly notify Purchaser of same.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

(d)Seller Books and Records; Audit Right. Seller shall keep and maintain at all times complete and accurate books and records relating to the royalties and other payments (including the Purchased Payments) received or entitled to be received by Seller under a License Agreement or payable directly by Seller to Purchaser (the “Seller Books and Records”), which books and records shall be maintained for [*] years following their creation or such longer period as required by Applicable Law. For so long as Purchaser is entitled to receive Purchased Payments hereunder and for a period of [*] years thereafter, upon prior written notice to Seller, Purchaser has the right to inspect and, at Purchaser’s expense, to audit the Seller Books and Records to verify the accuracy of the Purchased Payments made to the Purchaser hereunder and the accuracy of any Royalty Report. Any such audit shall occur (i) not more than once in any calendar year, unless such audit reveals an underpayment of [*]or more in Purchased Payments for [*], in which case, Purchaser shall be permitted an additional audit right in such calendar year pursuant to this Section 5.1(d), and (ii) upon not less than 30 days’ prior written notice to Seller. If any such audit results in a determination that for any Royalty Quarter covered by the audit, there was an underpayment of Purchased Payments to the Purchaser, the amount of such deficiency shall be promptly paid, or cause to be paid, by Seller to Purchaser, plus interest for the period from and including the date when such amount should have been paid by Licensee or Seller to Purchaser in accordance with this Agreement through but excluding the date of payment of such amount, at a rate, calculated on a 365-day or 366-day basis, as applicable, equal to the then current prime rate of interest quoted in the Money Rates section of the on-line edition of the Wall Street Journal (at http://www.markets.wsj.com) plus [*].  If any such audit reveals an underpayment of [*] or more in Purchased Payments for [*], then in addition to promptly paying the amount of such underpayment plus interest as provided in the immediately prior sentence, Seller shall also pay to Purchaser an amount equal to the fees and expenses incurred by Purchaser in connection with such audit.

(e)Seller shall promptly make available to Purchaser such other information as Purchaser may, from time to time, reasonably request with respect to a License Agreement, the Products, the Product IP Rights, and the Subject Assets subject to compliance with any applicable confidentiality requirements, including, without limitation, providing Purchaser with a summary of the current status of the Products within thirty (30) days after the end of each calendar quarter.

Section 5.2Public Announcement. Seller and Purchaser agree that, after the execution of this Agreement, public announcements may be issued in the form of one or more press releases, and in disclosures contained in documents to be filed with or furnished to the SEC, in each case subject to Purchaser or Seller having a reasonable prior opportunity to review such public announcement, and which announcement shall be in a form mutually acceptable to Purchaser and Seller acting in their reasonable discretion. Any party hereto may thereafter disclose any information contained in such press release or SEC documents at any time without the consent of the other party hereto, provided, however, that a party may at any time make any public disclosure required by Applicable Law. Purchaser will make a Confidential Treatment Request to the SEC covering the portions of this Agreement that are properly categorized as proprietary or trade secret information.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

Section 5.3Commercially Reasonable Efforts; Further Assurances.

(a)Subject to the terms and conditions of this Agreement, each Party hereto will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Law to consummate the transactions contemplated by the Transaction Documents to which Seller or Purchaser, as applicable, is party, including to (i) perfect the sale, assignment, transfer, conveyance and granting of the Subject Assets to Purchaser pursuant to this Agreement, (ii) execute and deliver such other documents, certificates, instruments, agreements and other writings and to take such other actions as may be necessary or desirable, or reasonably requested by the other Party hereto, in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document to which Seller or Purchaser, as applicable, is party, (iii) perfect, protect, more fully evidence, vest and maintain in Purchaser good, valid and marketable rights to and interests in the Subject Assets free and clear of all Liens (other than Permitted Liens), (iv) create, evidence and perfect Purchaser’s back-up security interest granted pursuant to Section 2.1(d), and (v) enable Purchaser to exercise or enforce any of Purchaser’s rights under any Transaction Document to which Seller or Purchaser, as applicable, is party.

(b)Seller and Purchaser shall cooperate and provide assistance as reasonably requested by the other party hereto, at such other party’s expense (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the other party hereto, any of its Affiliates or controlling Persons or any of their respective directors, officers, equity-holders, controlling persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the Subject Assets or the transactions described herein or therein but in all cases excluding any litigation (i) brought by Seller (for itself or on behalf of any Seller Indemnified Party) against Purchaser or (ii) brought by Purchaser (for itself or on behalf of any Purchaser Indemnified Party) against Seller.

(c)Seller and Purchaser shall comply with all Applicable Laws with respect to the Transaction Documents, the Subject Assets, the License Agreements, all ancillary agreements related thereto.

(d)Seller shall not enter into any contract, agreement or other legally binding arrangement (whether written or oral), or grant any right to any other Person, in each case that would conflict with the Transaction Documents or the rights granted to Purchaser hereunder or thereunder, impair Seller’s ability to perform its obligations under the Transaction Documents, or serve or operate to limit, circumscribe or impair any of Purchaser’s rights under the Transaction Documents (or Purchaser’s ability to exercise any such rights). For avoidance of doubt, no grant applied for and received by Seller in the future will be considered a contract, agreement or other legally binding arrangement for purposes of this Section 5.3(d) unless it has the potential to constitute an Adverse Change with respect to Purchaser’s interest in the Subject Assets.  For purposes of this Agreement, typical government march-in rights under a US government grant shall not be considered or classified as an Adverse Change with respect to the Purchaser’s interest in the Subject Assets.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

(e)Seller will take Commercially Reasonable Efforts to enter into license agreements with appropriate Third Parties covering the Non-Bayer Products and/or develop them internally.  In addition, Seller will not sell the rights to research, develop, commercialize or otherwise exploit any of the Non-Bayer Products or any of the Bayer Products returned to Seller by a Licensee without (i) consultation with Purchaser and (ii) making Commercially Reasonable Efforts to provide Purchaser with royalties and milestone payment terms (on an as-combined basis) no less favorable than those provided hereunder on a Product by Product basis.  To the extent that Seller enters into a Non-Bayer License Agreement or a New License Agreement, it will ensure that such Non-Bayer License Agreement or New License Agreement includes provisions requiring the applicable Licensee to make Non-Bayer Purchased Payments directly to Purchaser which payments will be made separately from, and in addition to, any payments required to be made to Seller thereunder.

Section 5.4Purchased Payments on Account of the Subject Assets.

(a)If a Licensee, any Sublicensee or any other Person (notwithstanding the terms of the Bayer Consent) makes any payment in respect of the Subject Assets that is owed to Purchaser as a Purchased Payment hereunder, to Seller (or to any of its Affiliates) instead of to Purchaser, then (i) the portion of such payment that represents the Purchased Payment owed to Purchaser at such time shall be held by Seller (or such Affiliate) in trust for the benefit of Purchaser, (ii) Seller (or such Affiliate) shall have no right, title or interest whatsoever in such portion of such payment and shall not create or suffer to exist any Lien thereon and (iii) Seller (or such Affiliate) promptly, and in any event no later than five (5) Business Days following the receipt by Seller (or such Affiliate) of such portion of such payment, shall remit, or cause to be remitted, such portion of such payment to the Purchaser Account, without Set-off, by wire transfer of immediately available funds, in the exact form received with all necessary endorsements.

(b)Seller shall not amend, modify, supplement, restate, waive, cancel or terminate the executed Bayer Consent without the prior written consent of Purchaser.

Section 5.5License Agreements; Grants

(a)Seller (i) shall perform and comply in all respects with its duties and obligations under each License Agreement and shall not, without the prior written consent of Purchaser, amend, modify or terminate a License Agreement or any of the Applicable Agreements, in whole or in part (including by merger, operation of law or otherwise), or any of its rights and obligations under a License Agreement if such action could be reasonably expected to have an Adverse Change to Purchaser’s interest in the Subject Assets, (ii) shall not grant, incur or suffer to exist any Liens (other than Permitted Liens) on the Subject Assets or a License Agreement, (iii) shall not forgive, release or compromise any milestones, royalties or other amounts owed to or becoming owing to it under a License Agreement, (iv) shall not assign (including by merger, operation of law or otherwise), amend, modify, supplement, restate, waive, cancel or terminate (or consent to any cancellation or termination of), in whole or in part, any rights under a License Agreement constituting or involving, affecting or relating to the Subject Assets, or any provision thereof or right thereunder with respect to the right to receive the Purchased Payments, including any assignment, amendment, modification, supplement, restatement, waiver, cancellation or

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed termination of a License Agreement or any rights thereunder which action could reasonably be expected to have constitute an Adverse Change with respect to Purchaser’s interest in the Subject Assets other than as expressly contemplated by the Transaction Documents, (v) except pursuant to Section 5.6, shall not enter into any new agreement or legally binding arrangement in respect of, in connection with, or related to any of the Subject Assets, the Products, or a License Agreement, (vi) shall not waive any obligation of, or grant any consent to, the applicable Licensee under or in respect of, in connection with, or relating to a License Agreement, any Product, or any of the Subject Assets which action could reasonably be expected to constitute an Adverse Change with respect to the Purchaser’s interest in the Subject Assets, and (vii) shall not accept any assignment, amendment, modification, supplement, restatement, waiver, cancellation or termination of an Applicable Agreement or any rights thereunder which action could reasonably be expected to constitute an Adverse Change with respect to on Purchaser’s interest in the Subject Assets.

(b)Seller shall not, without the prior written consent of Purchaser and subject in all respects to Section 5.5(a), withhold any consent, grant any consent, exercise or waive (or fail to exercise or waive) any right or option, or take or fail to take any action in respect of, affecting or relating to the Subject Assets, a Product, any of the Applicable Agreements or a License Agreement, in any manner that could reasonably be expected to, in each case, (i) result in an Adverse Change, or (ii) conflict with or cause a default under, or breach or termination of, this Agreement, any other Transaction Document or a License Agreement.

(c)If Seller receives any notice from a Licensee or any other Person (i) alleging any breach of or default under a License Agreement by Seller or (ii) asserting the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under a License Agreement by Seller or the right to terminate a License Agreement (in whole or in part) by a Licensee, Seller shall promptly provide notice thereof in accordance with Section 5.1(a)(i) hereof. If Seller acquires Knowledge that Seller is (or, with the giving of notice, the passage of time, or both, would be) in breach of or default under a License Agreement, Seller shall promptly (and in any case within five (5) Business Days) provide notice to Purchaser thereof, and after consultation with Purchaser shall use Commercially Reasonable Efforts (at Seller’s expense) to promptly cure such breach or default; provided, however, that if Seller fails to promptly make best efforts to cure any such breach or default, Purchaser shall, to the extent permitted by a License Agreement, be entitled to take any and all actions it deems reasonably necessary to cure such breach or default, and Seller agrees to cooperate with Purchaser for such purpose and to reimburse Purchaser promptly (but in no event later than two (2) Business Days) upon demand for all reasonable Third Party costs and expenses incurred in connection therewith.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

(d)If Seller acquires Knowledge, without a duty of reasonable inquiry, of a breach of or default under (or an alleged breach of or default under) a License Agreement by a Licensee, as applicable, or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under a License Agreement by a Licensee, as applicable, or the right to terminate a License Agreement (in whole or in part) by Seller, in each case, Seller shall provide notice thereof in accordance with Section 5.1(a)(i) hereof and following prompt consultation with Purchaser take such Commercially Reasonable Efforts to remedy such situation (including commencing legal actions against a Licensee using legal counsel reasonably satisfactory to Purchaser) and to exercise any or all rights and remedies available to Seller, whether under a License Agreement or by operation of law or equity. If Seller makes a reasonable decision not to take such action, Purchaser shall have the right to take such action with counsel appointed by Purchaser; provided, that the reasonable fees and expenses of Purchaser’s outside counsel in connection therewith shall be borne 100% by Seller if such breach, default or termination event results from, or is caused directly by a breach or default by Seller, otherwise such fees and expenses shall be borne by Purchaser. Any rights granted hereunder shall be in addition to and not in derogation of any step-in rights that Third Parties may have under the Applicable Agreements and Purchaser shall cooperate with such Third Parties to avoid any conflicts between them.

(e)If Seller acquires Knowledge, without a duty of reasonable inquiry, of an infringement by a Third Party of any of the Product IP Rights, or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected to result in an infringement by a Third Party of the Product IP Rights (other than any infringement resulting out of a breach or default by Seller under the License Agreement), Seller shall provide written notice thereof to Purchaser in accordance with Section 5.1(a)(iii) and after prompt consultation with Purchaser take such Commercially Reasonable Efforts (including commencing legal actions against a Licensee using legal counsel reasonably satisfactory to Purchaser) to abate such infringement and to exercise any or all rights and remedies available to it, whether under a License Agreement or by operation of law or equity. If Seller makes a commercially reasonable decision not to bring or institute such action (including legal action), then, in coordination with other parties’ available enforcement rights under the Applicable Agreements, Purchaser shall be permitted to initiate any such action in the name and on behalf of Seller and itself and the costs of such action shall be borne by the Purchaser. In connection with any such action brought by Purchaser in the name and on behalf of Seller and itself, Seller agrees to cooperate and provide assistance as reasonably requested by Purchaser.

(f)Seller shall: (i) subject to the applicable License Agreement and/or Applicable Agreements, take any and all Commercially Reasonable Efforts for which Seller is responsible party, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary to diligently preserve and maintain the Product IP Rights, including payment of maintenance fees or annuities, and (ii) with respect to the Product IP Rights for which Seller is responsible, file patents and any corrections, substitutions, reissues and reexaminations thereof and any other forms of patent term restoration in any jurisdiction and obtain, or cause the obtainment of, patent listing in the FDA Electronic Orange Book. The costs and expenses of Seller incurred in connection with the foregoing actions shall be borne by Seller.  Seller shall not disclaim or abandon or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of, any Product IP Rights without prior consultation with the Purchaser.  If, after consultation with Purchaser, Seller determines to disclaim, abandon or not to take preventative action related to any of the Product IP Rights, Purchaser may take such preventative actions at its sole expense and Seller shall provide commercially reasonable assistance to Purchaser with respect thereto.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

(g)Subject to the applicable License Agreement and/or Applicable Agreements, Purchaser shall have the right to participate in, with counsel appointed by it, any meeting, discussion, action, suit or other proceeding involving the infringement, legality, validity or enforceability of the Product IP Rights proposed to be undertaken by Seller in the exercise of its rights under the applicable License Agreement with respect to the Product IP Rights; provided that the fees and expenses of Purchaser’s outside counsel in connection therewith shall be borne by Seller if such infringement, legality, validity or enforceability directly results from, or is directly caused by Seller’s gross negligence or willful misconduct; otherwise, such fees and expenses shall be borne by Purchaser.

(h)Seller (i) shall make available its relevant records and personnel to Purchaser in connection with any litigation commenced by Seller or Purchaser against a Licensee to enforce any of Seller’s or Purchaser’s rights under this Agreement or a License Agreement, and (ii) shall use Commercially Reasonable Efforts to provide reasonable assistance and authority, at Purchaser’s expense, to file and bring the litigation, including, at Purchaser’s expense, being joined as a party plaintiff.

(i)From and after the date hereof, neither Seller nor its Affiliates shall grant any license in or to the Product IP Rights in any geographic territory, for the Products subject to this Agreement, unless such license becomes a “License Agreement” hereunder and the Purchased Payments under such license become part of the “Subject Assets.”

(j)Seller may enter into grants with march-in or other rights or obligations after the Effective Date hereof, provided that they would not reasonably be expected to have an Adverse Change with respect to the Purchased Payments.

Section 5.6Termination of a License Agreement.

(a)Without limiting the provisions of Section 5.5, if (a) Seller or a Licensee terminates, or provides written notice of termination of, a License Agreement (in whole or in part), or (b) such License Agreement is otherwise terminated (in whole or in part) other than  solely by virtue of the expiration of any of the applicable Product Patents (the “Terminated License Agreement”), then Seller shall use Commercially Reasonable Efforts promptly to pursue a new license arrangement or arrangements with one or more substitute licensees for the applicable Product(s) and providing for the most favorable economic terms (to the licensor) reasonably practicable at such time and use Commercial Reasonable Efforts to negotiate royalty and milestone payment terms no less favorable to Purchaser than those contained in the Terminated License Agreement (a “New Arrangement”).  For purposes of clarity, this section 5.6 will not apply in the event that [*] is not optioned by Bayer and in which case [*] will be deemed a Non-Bayer Product for purposes of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

(b)Should Seller identify any New Arrangement(s), Seller shall present the material terms of the New Arrangement(s) to Purchaser and, upon the express written consent of Purchaser (such consent not to be unreasonably withheld), Seller shall enter into a new license agreement(s) effecting such New Arrangement(s) (each, a “New License Agreement”), which New License Agreement upon due execution and delivery will be deemed a “License Agreement” hereunder as if originally incorporated herein. Seller shall comply with the provisions of this Agreement in connection with identifying and entering into the New License Agreement(s) by including such New License Agreement(s) (including the royalties and milestones payable thereunder which shall be deemed to be Purchased Payments) in the Subject Assets. Thereafter any references herein to the “Subject Assets” and the “License Agreement” shall be deemed to include the New License Agreement(s) (including the royalties and milestones payable thereunder which shall be deemed to be Purchased Payments) and the New License Agreement(s), and all references in the Transaction Documents shall be deemed to be references to the New License Agreement(s) without any further action by the Parties hereto to amend the Transaction Documents provided such documents and/or agreements are specifically incorporated by reference into the New License Agreement(s).

Section 5.7Purchaser’s Audits of Non-Bayer Licensee Books and Records.

(a)The Parties acknowledge and agree that, with respect to any Non-Bayer License Agreement, Seller shall control and enforce any inspection or audit right of the applicable Licensee’s books and records as provided under such Non-Bayer License Agreement as reasonably requested by Purchaser.  The Parties agree that Seller shall not cause any inspection or audit of a Non-Bayer Licensee’s books and records to be conducted (whether pursuant to the terms of the Non-Bayer License Agreement or otherwise) without first consulting with the Purchaser. If Seller elects to cause an inspection or audit of a Non-Bayer Licensee’s books and records pursuant to this Section 5.7, then both Parties shall be entitled to participate in such audit or inspection, with Seller having sole authority (in consultation with Purchaser) to select such Third Party representatives (including any public accounting firm) as it deems appropriate to undertake such audit or inspection. The costs and expenses of any such Third Party inspection or audit carried out pursuant to this Section 5.7(a) shall be borne equally by Seller and Purchaser.  If Purchaser decides to hire its own representatives other than the Third Party representatives selected by Seller (in consultation with Purchaser), Purchaser shall be free to do so solely at its own cost.

(b)In addition, Seller shall, upon the reasonable written request and at the sole expense of Purchaser, initiate an inspection or audit of a Non-Bayer Licensee’s books and records with respect to any Product in accordance with the terms of (and subject to the limitations set forth in) the applicable Non-Bayer License Agreement.

(c)For the purposes of exercising Purchaser’s rights pursuant to this Section 5.7 in circumstances where Purchaser is requesting that Seller cause an inspection or audit to be made, Seller shall select such public accounting firm as Purchaser shall reasonably recommend for such purpose. Seller and Purchaser agree that all of the expenses of any inspection or audit carried out at the request of Purchaser shall be borne by Purchaser, including fees and expenses of such public accounting firm and either party’s reasonable out-of-pocket costs. To the extent that disclosure of an inspection or audit report prepared by any qualified Third Party representative (whether or not a public accounting firm) is made to one Party but not the other Party following the exercise of an inspection or audit initiated by either Party pursuant to the Non-Bayer License Agreement, each Party will furnish to the other any inspection or audit report prepared in connection with such inspection or audit to the extent such report was not delivered to both Seller and Purchaser. Purchaser shall have the right to reasonably request Seller, in writing, to exercise Seller’s rights under the Non-Bayer License Agreement to cause the Non-Bayer Licensee to cure, in accordance with the Non-Bayer License Agreement, any discrepancy identified by such inspection or audit. If Seller declines to take any such curative action, then Purchaser shall have the right to take all available curative actions and Seller shall undertake Commercially Reasonable Efforts to cooperate with Purchaser at Purchaser’s sole cost and expense.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

Section 5.8Tax Matters.

(a)Notwithstanding the accounting treatment thereof, Seller and Purchaser shall treat the transactions contemplated by the Transaction Documents as a sale for United States federal, state, local and foreign tax purposes. Accordingly, any and all Purchased Payments made pursuant to a License Agreement after the Closing Date shall be treated as made to Purchaser or Seller, as applicable, for United States federal, state, local and foreign tax purposes. The Parties shall cooperate to effect the foregoing treatment for United States federal, state, local and foreign tax purposes in the event that, notwithstanding the Bayer Consent, the Licensee, any Sublicensee or any other Person makes any future remittance of Purchased Payments to Seller which Seller must remit to Purchaser pursuant to Section 5.4 of this Agreement. Seller shall report the Purchased Payments hereunder on Form 1099-MISC or other applicable form as royalties for United States federal, state and local income tax purposes.

(b)The Parties hereto agree not to take any position that is inconsistent with the provisions of this Section 5.8 on any tax return or in any audit or other administrative or judicial proceeding unless (i) the other Party hereto has consented to such actions or (ii) the Party hereto that contemplates taking such an inconsistent position has been advised by nationally recognized tax counsel in writing that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 5.8. If there is an inquiry by any Governmental Authority of Seller or Purchaser related to this Section 5.8, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 5.8.

Section 5.9Existence. Seller shall (a) preserve and maintain its existence, (b) preserve and maintain its rights, franchises and privileges, except to the extent that failure to do so could not reasonably be expected to result in an Adverse Change, and (c) qualify and remain qualified in good standing in each jurisdiction in which it is organized or qualified to do business except to the extent that failure to do so could not reasonably be expected to result in an Adverse Change.

Section 5.10Protective Rights Agreement.  For protective purposes only and to secure Seller’s performance of its obligations hereunder to the extent the true and absolute sale hereunder, as evidenced by the Bill of Sale, becomes subject to a Recharacterization despite the Parties’ intentions, Seller shall execute and deliver the Protective Rights Agreement at the Closing as contemplated by Section 6.2(d).

Section 5.11Third-Party Royalty Payments.  Seller shall make all royalty payments required to be paid by Seller to Third Parties under the Applicable Agreements in conformance with the requirements contained therein.

Section 5.12Remittance to Joint Escrow Account.

(a)Not later than sixty (60) Business Days following the Effective Date, Seller and Purchaser shall establish a Joint Escrow Account, and Seller and Purchaser, each acting reasonably, shall execute and deliver all documents, certificates and agreements as are reasonably required to establish the Joint Escrow Account.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

(b)The Joint Escrow Account shall be maintained by Seller and Purchaser throughout the term of this Agreement.

(c)Seller shall instruct and use Commercially Reasonable Efforts to cause the payor of any Bayer Royalty Payments and Bayer Non-Royalty Payments to pay such Bayer Royalty Payments and Bayer Non-Royalty Payments directly into the Joint Escrow Account. Without in any way limiting the foregoing, commencing on the Closing Date and at any time thereafter, any and all Bayer Purchased Payments received by Seller or any of its Affiliates shall be transferred to the Joint Escrow Account within five (5) Business Days of Seller’s or its Affiliate’s knowledge of its receipt thereof. The Joint Escrow Account will be structured in such a manner that all Bayer Royalty Payments and Non-Royalty Payments will be deposited into the Joint Escrow Account and then the Purchaser’s Bayer Purchased Payments shall be transferred to a deposit account designated by Purchaser and any remaining amounts shall be transferred to a deposit account designated by Seller for further distribution to the Third Parties under the Applicable Agreements. For the avoidance of doubt, all Non-Bayer Royalty Payments and Non-Bayer Non-Royalty Payments shall be paid directly to a deposit account designated by Purchaser and not into the Joint Escrow Account.

Article VI
THE CLOSING

Section 6.1Closing. Subject to the closing conditions set forth in Sections 6.2 and 6.3, and unless otherwise mutually agreed by the Parties, the closing of the transactions contemplated under this Agreement (the “Closing”) shall take place upon the fulfillment of all the Closing Conditions which may be fulfilled remotely via electronic delivery of the executed Transaction Documents and other deliverables (the “Closing Date”); provided that if the Closing does not occur within ninety (90) days of the execution date of this Agreement, then this Agreement shall automatically terminate and become null and void unless mutually agreed otherwise by the Parties.

Section 6.2Conditions Applicable to Purchaser.

The obligations of Purchaser to effect the Closing and pay the Purchase Price pursuant to Section 2.3 hereof, shall be subject to the satisfaction of the following conditions, as of the Closing Date, any of which may be waived in writing by Purchaser in its sole discretion:

(a)The representations and warranties set forth in the Transaction Documents shall be true, correct and complete in all material respects on and as of the Closing Date (except that representations and warranties that refer to a specific earlier date shall be true and correct on such earlier date).

(b)All notices to and consents, approvals, authorizations and waivers from Third Parties and Governmental Authorities that are required for the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall have been obtained or provided for and shall remain in effect.

(c)All of the Transaction Documents shall have been executed and delivered by Seller to Purchaser, and Purchaser shall have received the same.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

(d)The Protective Rights Agreement shall have been duly executed and delivered by all the parties thereto, together with UCC-1 financing statements for filing under the UCC in Oregon, and such agreement shall be in full force and effect.

(e)Bayer shall have executed and delivered a fully executed copy of the Bayer Consent to Purchaser substantially in the form set forth in Exhibit B.

(f)Seller shall have complied in all material respects with its obligations hereunder and under the other Transaction Documents.

(g)There shall not have occurred any event or circumstance that could reasonably be expected to have an Adverse Change.

(h)The Parties and the Escrow Agent shall have executed the Joint Escrow Agreement and established the Joint Escrow Account.

Section 6.3Conditions Applicable to Seller.

The obligations of Seller to effect the Closing shall be subject to the satisfaction of the following conditions, as of the Closing Date, any of which may be waived in writing by Seller in their sole discretion:

(a)The representations and warranties of Purchaser set forth in the Transaction Documents shall be true, correct and complete in all material respects on and as of the Closing Date (except that representations and warranties that refer to a specific earlier date shall be true and correct in all material respects on such earlier date).

(b)Purchaser shall have complied in all material respects with its covenants set forth in the Transaction Documents.

Section 6.4Closing Deliverables of Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(a)this Agreement as previously executed by Seller;

(b)the Bill of Sale executed by Seller;

(c)the Disclosure Letter if any;

(d)the Bayer Consent with respect to the License Agreement duly executed by the Licensee;

(e)a certificate of an executive officer of Seller (the statements made in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officer as true and complete, of (A) the constitutive documents of Seller and (B) resolutions of the board of directors or other governing body of Seller authorizing and approving the execution, delivery and performance by Seller of the Transaction Documents and the transactions contemplated herein and therein and (ii) setting forth the incumbency of the officer(s) of Seller who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer(s);

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

(f)the Protective Rights Agreement; and

(g)such other certificates, documents and financing statements as Purchaser may reasonably request, including a UCC financing statement reasonably satisfactory to Purchaser to create, evidence and perfect the sale, assignment, transfer, conveyance and grant of the Subject Assets pursuant to Section 2.1 and the first priority security interest granted pursuant to Section 2.1(d).

(h)The Parties and the Escrow Agent shall have executed the Joint Escrow Agreement and established the Joint Escrow Account.

Section 6.5Closing Deliverables of Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

(a)this Agreement as previously executed by Purchaser;

(b) the Bill of Sale executed by Purchaser; and

(c)payment of the Purchase Price in accordance with Section 2.2.

Article VII
INDEMNIFICATION

Section 7.1Indemnification by Seller. Seller agrees to indemnify and hold each of Purchaser and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling persons (each, a “Purchaser Indemnified Party”) harmless from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses (including reasonable attorneys’ fees) awarded against or incurred or suffered by such Purchaser Indemnified Party, arising out of, or involving any claim, demand, action or proceeding arising out of (i) any breach of any representation, warranty or certification made by Seller in, or pursuant to, any of the Transaction Documents (including certificates or other written documentation delivered thereunder), (ii) any breach or default by Seller in respect of any covenant or agreement made by Seller in any Transaction Document or under the License Agreement, (iii) any Excluded Liabilities and Obligations, (iv) Third Party claims arising on or after the Closing Date and asserted against a Purchaser Indemnified Party relating to the transactions contemplated in any Transaction Document or a License Agreement, (v) any fees, expenses, costs, liabilities or other amounts incurred or owed by Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by the Transaction Documents and (vi) acts or omissions of Purchaser or any of its Affiliates based upon written instructions from any Seller Indemnified Party (unless Purchaser is otherwise liable for such Losses pursuant to the terms of this Agreement); provided, however, that the foregoing shall exclude any indemnification to any Purchaser Indemnified Party (A) that results from the gross negligence or willful misconduct of such Purchaser Indemnified Party or (B) to the extent resulting from acts or omissions of Seller or any of its Affiliates based upon written instructions from any Purchaser Indemnified Party (unless Seller is otherwise liable for such Losses pursuant to the terms of this Agreement). Any amounts due to any Purchaser Indemnified Party hereunder shall be payable by Seller to such Purchaser Indemnified Party upon demand.  Other than with respect to a breach of Section 5.12 or any fraud or intentional breach by Seller of any representations, warranties or covenants contained herein, Seller shall not be liable under this Section 7.1 [*]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

Section 7.2Indemnification by Purchaser. The Purchaser agrees to indemnify and hold each of Seller and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses (including reasonable attorneys’ fees) awarded against or incurred or suffered by such Seller Indemnified Party, arising out of, or involving any claim, demand, action or proceeding arising out of (i) any breach of any representation, warranty or certification made by Purchaser in, or pursuant to, any of the Transaction Documents (including certificates or other written documentation delivered thereunder), (ii) any breach or default by Purchaser in respect of any covenant or agreement made by Purchaser in any Transaction Document, (iii) any fees, expenses, costs, liabilities or other amounts incurred or owed by Purchaser to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by the Transaction Documents, and (iv) acts or omissions of Seller or any of its Affiliates based upon written instructions from any Purchaser Indemnified Party (unless Seller is otherwise liable for such Losses pursuant to the terms of this Agreement); provided however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party (A) that results from the gross negligence or willful misconduct of such Seller Indemnified Party, (B) to the extent resulting from the performance by Seller or any of its Affiliates (excluding Purchaser) or the failure of Seller or any of its Affiliates (excluding Purchaser) to perform any of its obligations under, or any breach of any of Seller’s representations and warranties in, any of the Transaction Documents, or (C) to the extent resulting from acts or omissions of Purchaser or any of its Affiliates based upon the written instructions from any Seller Indemnified Party (unless Purchaser is otherwise liable for such Losses pursuant to the terms of this Agreement). Any amounts due to any Seller Indemnified Party hereunder shall be payable by Purchaser to such Seller Indemnified Party upon demand.

Section 7.3Procedures. If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 7.1 or Section 7.2, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that the failure to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 7.1 or Section 7.2 unless, and only to the extent that, the indemnifying party is actually prejudiced by such failure. In the event that any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 7.3, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to join in or assume (at the indemnified party’s sole discretion) the defense thereof, with counsel selected by such indemnifying party.  If assumed, counsel reasonably satisfactory to the indemnified party shall be selected, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Article VII for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed be at the expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnified party. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm at the same time (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its prior written consent, but, if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any claim or pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing material obligation or restrictions on any indemnified party.

Section 7.4Exclusive Remedy. Subject to Section 8.3, following the Closing, the indemnification afforded by this Article VII shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by a Seller Indemnified Party or Purchaser Indemnified Party (as applicable) in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation, warranty or certification made by a party hereto in, or pursuant to, any of the Transaction Documents (including certificates or other written documentation delivered thereunder), or any breach or default in respect of any covenant or agreement by a party hereto pursuant to any Transaction Document or the License Agreement. Notwithstanding the foregoing, the limitations set forth in this Section 7.4 shall not apply to a party’s claim for indemnification hereunder in the case of fraud, intentional misrepresentation, intentional wrongful acts, intentional breach, bad faith or willful misconduct. In addition, it is understood and agreed among Seller and Purchaser that, notwithstanding this Section 7.4, Purchaser may exercise any remedies available to it at law or in equity in the event that (i) a Bankruptcy Event has occurred with respect to Seller or (ii) the back-up security interest granted to Purchaser pursuant to Section 2.1(d) shall cease to create, or shall be asserted by Seller not to create, in the event that the transfer contemplated by this Agreement is held not to be a sale, a valid, perfected, first priority security interest in the Subject Assets, except to the extent that any such loss of perfection or priority results from the failure of Purchaser to make related filings or to continue previously filed financing statements and other documents prior to the expiration thereof.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

Section 7.5No Consequential Damages.  IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 7.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS ARTICLE VII.

Article VIII
MISCELLANEOUS

Section 8.1Termination. Subject to Section 6.1, this Agreement shall terminate six (6) months following receipt by Purchaser of all payments of the Purchased Payments to which it is entitled hereunder. Seller may terminate this Agreement if Purchaser fails to make timely payment of the Purchase Price at Closing or the Royalty Milestones upon becoming aware that such Royalty Milestones are due and subject to a five (5) Business Day cure period. In the event of the termination of this Agreement pursuant to this Section 8.1, this Agreement shall become void and of no further force and effect, except for those rights and obligations that have accrued prior to the date of such termination or relate to any period prior thereto, including the payment in accordance with the terms hereof of the Purchased Payments or other monetary payment on account of the Subject Assets. Notwithstanding the foregoing, Article I, Article VII, and Article VIII shall survive such termination and there shall be no liability on the part of any Party hereto, any of its Affiliates or controlling Persons or any of their respective officers, directors, equity-holders, debtholders, members, partners, controlling Persons, managers, agents or employees, other than as provided for in this Section 8.1. Nothing contained in this Section 8.1 shall relieve any Party hereto from liability for any breach of this Agreement that occurs prior to such termination, which liability shall survive such termination.

Section 8.2Survival. All representations, warranties and covenants made herein and in any other Transaction Document or any certificate or other written documentation delivered pursuant thereto shall survive the execution and delivery of this Agreement and the Closing. The rights hereunder to indemnification, payment of Losses or other remedies based on such representations, warranties and covenants shall not be affected by any investigation conducted with respect to, or any Knowledge of Purchaser, or knowledge with respect to any other Person, acquired (or capable of being acquired) at any time (whether before or after the execution and delivery of this Agreement or the Closing) in respect of the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.

Section 8.3Specific Performance; Equitable Relief. Each of the Parties acknowledges that the other party hereto will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the Parties hereto agrees that the other Party hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement and to pursue any other equitable remedies including injunction. Each of the Parties hereto may pursue such specific performance or other equitable remedies without going through any of the procedures set forth in Article VII.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

Section 8.4Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through registered, certified or first-class mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the party to which sent or (d) on the date transmitted by facsimile or other electronic transmission with a confirmation of receipt, in each case, confirmed in writing as above with a copy emailed and addressed to the recipient as follows:

if to Seller, to:

Aronora, Inc.

4640 SW Macadam Ave.

Suite 200A

Portland, OR 97239

Attention: Andras Gruber

Telephone: (503) 530-6842

Facsimile: (503) 389-7330

Email: andras.gruber@aronorabio.com

Email: erik.tucker@aronorabio.com

with a copy to (which shall not constitute notice):

Davis Wright Tremaine LLP

24th Floor

1300 SW Fifth Ave.

Portland, Oregon 97201

Attention: Michael C. Phillips

Telephone: 503-778-5214

Email: michaelphillips@dwt.com

if to Purchaser, to:

XOMA (US) LLC

2200 Powell Street

Suite 310

Attention: Legal Department

Telephone: (510) 204-7200

Facsimile: (510) 644-2011

Email: bob.maddox@xoma.com

with a copy to (which shall not constitute notice):

Donahue & Fitzgerald LLP

1999 Harrison Street, 25th Floor

Oakland, CA 94612

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

Attention: Steven K. Lee, Esq.

Telephone: (510) 451-3300

Email: slee@donahue.com

Each Party may, by notice given in accordance herewith to the other party hereto, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent. Notwithstanding the foregoing, Seller and Purchaser may deliver reports and notices required under Section 5.1 via email provided that the parties shall have agreed in writing upon mutually acceptable procedures for such delivery.

Section 8.5Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller shall not be entitled to assign any of Seller’s obligations and rights under this Agreement without the prior written consent of Purchaser which shall not be unreasonably withheld provided that any such assignee agrees in writing to assume all obligations hereunder.  Purchaser may assign any of its rights to receive the Purchased Payments hereunder, in whole or in part, to a Third-Party reasonably acceptable to Seller.  Pursuant only to acceptance of such Third-Party by Seller, in writing, Purchaser shall give notice of any such assignment to Seller promptly after the occurrence thereof.  Notwithstanding the foregoing, either Party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder to an entity that acquires all or substantially all of the business or assets of the assigning party to which this Agreement pertains in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction in which case any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 8.5 shall be null and void.

Section 8.6Nature of Relationship. The relationship between Seller and Purchaser is solely that of seller and purchaser, and neither Seller nor Purchaser has any fiduciary or other special relationship with the other Party hereto or any of its Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute Seller and Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form.

Section 8.7Entire Agreement. This Agreement together with the Exhibits hereto (which are incorporated herein by reference) and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits hereto or the other Transaction Documents) has been made or relied upon by either Party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the Parties hereto and the other Persons referenced in Article VII any rights or remedies hereunder.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

Section 8.8Governing Law.

(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF CALIFORNIA WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of a court with applicable jurisdiction located in San Francisco, California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court located in San Francisco, California. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(c)Each of the Parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 8.8. Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each of the Parties hereto irrevocably consents to service of process in the manner provided for notices in Section 8.4. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by Applicable Law.

Section 8.9Confidentiality. All Confidential Information exchanged by the Parties hereto, including third-party Confidential Information, for purposes of fulfilling this Agreement, shall remain in the ownership of the originating Party, shall be considered and be maintained as Confidential Information as specified in the Mutual Confidentiality Agreement (“CDA”) dated [*], incorporated herein in its entirety by reference.  The Parties agree that the term of the CDA shall be extended to run concurrently with the term of this Agreement and for a period of six (6) years thereafter, and expressly be amended to further include the obligation to use Confidential Information only for the purpose of fulfilling obligations hereunder, and shall not otherwise be used for the benefit of the Party receiving Confidential Information or for the benefit of a third-party without prior written approval from the Party disclosing the Confidential Information.

Section 8.10Severability. If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect, and the parties hereto shall replace such invalid, illegal or unenforceable provision with a new provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable provision. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

Section 8.11Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original.

Section 8.12Amendments; No Waivers. Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the parties hereto. No failure or delay by either Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either Party hereto in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

Section 8.13Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law.

Section 8.14Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 8.15No Presumption Against Drafting Party. Each of the Parties hereto acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement or any other Transaction Document against the drafting party has no application and is expressly waived.

Section 8.16Community of Interest.  The Parties desire to avail themselves to the maximum extent possible of all applicable legal privileges. The Parties intend that information regarding the preparation, filing, prosecution, maintenance, and enforcement Product IP Rights that may otherwise be subject to one or more legal privileges or protections is and shall be subject to those same privileges and protections despite the fact that it has been developed by or exchanged between or among the Parties and/or their counsel. The Parties further intend that the Product IP Rights shall be subject to the joint defense doctrine and common interest/community of interest doctrine. Further, this Agreement shall not affect the ethical, fiduciary or other obligations inherent in those attorney-client relationships other than to extend the cloak of confidentiality and privilege as provided herein.

Section 8.17No Other Rights.  Except as otherwise expressly set forth in this Agreement, nothing (including but not limited to the disclosure of Confidential Information) shall be construed as conferring on a Party an express or implied license, option to license, or any other right with respect to any agreements, technology, information, patent application, patent, or intellectual property rights of the other Party.

[SIGNATURE PAGE FOLLOWS]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

ARONORA, INC.

By:
Name:
Title:

XOMA (US) LLC

By:
Name:
Title

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

208261301 v2

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed